Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 761-0042
Target Media Hotline, (612) 696-3400

Target Corporation Reports Second Quarter Earnings

•Comparable sales grew 2.6 percent, on top of 8.9 percent growth last year.
◦Comparable sales growth reflected 2.7 percent traffic growth.
◦Growth reflected continued strength in Food & Beverage, Beauty and Household Essentials.
◦The Company gained unit share in all five of its core merchandising categories in the second quarter.
◦Store comparable sales increased 1.3 percent, on top of 8.7 percent growth last year.
◦Digital comparable sales grew 9.0 percent, following growth of 9.9 percent last year.
◦Same-day services (Order Pickup, Drive Up and Shipt) grew nearly 11 percent this year, led by Drive Up, which grew in the mid-teens on top of more than 80 percent last year.
◦More than 95 percent of Target’s second quarter sales were fulfilled by its stores.
•Operating margin rate of 1.2 percent reflected gross margin pressure from actions to reduce excess inventory as well as higher freight and transportation costs.
•As a result of the Company’s inventory actions in the second quarter, the Company reduced its inventory exposure in discretionary categories while investing in rapidly-growing frequency categories. Additionally, Fall season receipts in discretionary categories were reduced by more than $1.5 billion.

For additional media materials, please visit:
https://corporate.target.com/article/2022/08/q2-2022-earnings

MINNEAPOLIS (August 17, 2022) – Target Corporation (NYSE: TGT) today announced its second quarter 2022 financial results, which reflected continued sales and traffic growth on top of unprecedented increases over the last two years, and profit pressure driven primarily by the Company's inventory reduction efforts.
– more –

[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Second Quarter Earnings — Page 2 of 11
The Company reported second quarter GAAP earnings per share (EPS) of $0.39, down 89.2 percent from $3.65 in 2021. Second quarter Adjusted EPS1 of $0.39 decreased 89.2 percent compared with $3.64 in 2021. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“I’m really pleased with the underlying performance of our business, which continues to grow traffic and sales while delivering broad-based unit-share gains in a very challenging environment,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “I want to thank our team for their tireless work to deliver on the inventory rightsizing goals we announced in June. While these inventory actions put significant pressure on our near-term profitability, we’re confident this was the right long-term decision in support of our guests, our team and our business. Looking ahead, the team is energized and ready to serve our guests in the back half of the year, with a safe, clean, uncluttered shopping experience, compelling value across every category, and a fresh assortment to serve our guests’ wants and needs.”

Fiscal 2022 Guidance
While the Company is planning cautiously for the remainder of the year, current trends support the company’s prior guidance for full-year revenue growth in the low- to mid-single digit range, and an operating margin rate in a range around 6% in the back half of the year.

Operating Results
Comparable sales grew 2.6 percent in the second quarter, reflecting comparable store sales growth of 1.3 percent and comparable digital sales growth of 9.0 percent. Total revenue of $26.0 billion grew 3.5 percent compared with last year, reflecting total sales growth of 3.3 percent and a 14.8 percent increase in other revenue. Operating income was $321 million in second quarter 2022, down 87.0 percent from $2.5 billion in 2021, reflecting a decline in the Company's gross margin rate.
– more –

Target Corporation Reports Second Quarter Earnings — Page 3 of 11
Second quarter operating income margin rate was 1.2 percent in 2022, compared with 9.8 percent in 2021. Second quarter gross margin rate was 21.5 percent, compared with 30.4 percent in 2021. This year's gross margin rate reflected higher markdown rates, driven primarily by inventory impairments and actions taken to address lower-than-expected sales in discretionary categories, as well as higher merchandise, inventory shrink, and freight costs. Additionally, gross margin rate was pressured by increased compensation and headcount in our distribution centers, the costs of managing excess inventory, and higher per-unit last-mile shipping costs. Second quarter SG&A expense rate was 19.2 percent in 2022, compared with 19.3 percent in 2021, reflecting the impact of lower incentive compensation, partially offset by cost increases across our business, including investments in hourly team member wages.

Interest Expense and Taxes
The Company’s second quarter 2022 net interest expense was $112 million, compared with $104 million last year, reflecting higher commercial paper and average long-term debt levels.
Second quarter 2022 effective income tax rate was 15.8 percent, compared with the prior year rate of 23.4 percent, reflecting the impact of tax benefits on lower pre-tax earnings compared with last year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $417 million in the second quarter, compared with $336 million last year, reflecting a 32.4 percent increase in the dividend per share, partially offset by a decline in average share count.
Final settlement of an Accelerated Share Repurchase (ASR) arrangement, which the Company initiated during the first quarter of 2022 occurred in early June. As a result, the Company recorded the repurchase of $2.6 billion worth of its shares through the ASR, reflecting the retirement of 12.5 million shares of common stock at an average price of $211.58. As of the end of the second quarter, the Company had approximately $9.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through second quarter 2022, after-tax return on invested capital (ROIC) was 18.4 percent, compared with 31.7 percent for the trailing twelve months through second quarter 2021. The decrease in ROIC was driven primarily by lower profitability in second quarter 2022. The tables in this release provide additional information about the Company’s ROIC calculation.
– more –

Target Corporation Reports Second Quarter Earnings — Page 4 of 11
Webcast Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (click on link under "Upcoming Events"). A replay of the webcast will be provided when available. The replay number is 1-866-430-8795.

Miscellaneous
Statements in this release regarding second half and full year revenue growth and operating margin rates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actions to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 29, 2022. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

# # #

Target Corporation Reports Second Quarter Earnings — Page 5 of 11

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	July 30, 2022	July 31, 2021	Change	July 30, 2022	July 31, 2021	Change
Sales	$25,653	$24,826	3.3%	$50,483	$48,705	3.7%
Other revenue	384	334	14.8	724	652	10.9
Total revenue	26,037	25,160	3.5	51,207	49,357	3.7
Cost of sales	20,142	17,280	16.6	38,603	33,996	13.6
Selling, general and administrative expenses	5,002	4,849	3.1	9,764	9,358	4.3
Depreciation and amortization (exclusive of depreciation included in cost of sales)	572	564	1.5	1,173	1,162	0.9
Operating income	321	2,467	(87.0)	1,667	4,841	(65.6)
Net interest expense	112	104	8.0	224	212	5.8
Net other (income) / expense	(8)	(7)	5.2	(23)	(350)	(93.5)
Earnings before income taxes	217	2,370	(90.8)	1,466	4,979	(70.6)
Provision for income taxes	34	553	(93.8)	274	1,065	(74.3)
Net earnings	$183	$1,817	(89.9)%	$1,192	$3,914	(69.6)%
Basic earnings per share	$0.40	$3.68	(89.2)%	$2.57	$7.89	(67.4)%
Diluted earnings per share	$0.39	$3.65	(89.2)%	$2.55	$7.82	(67.4)%
Weighted average common shares outstanding
Basic	461.5	493.1	(6.4)%	463.8	495.8	(6.5)%
Diluted	463.6	497.5	(6.8)%	466.8	500.4	(6.7)%
Antidilutive shares	1.3	—		1.0	—
Dividends declared per share	$1.08	$0.90	20.0%	$1.98	$1.58	25.3%

Target Corporation Reports Second Quarter Earnings — Page 6 of 11

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	July 30, 2022	January 29, 2022	July 31, 2021
Assets
Cash and cash equivalents	$1,117	$5,911	$7,368
Inventory	15,320	13,902	11,259
Other current assets	2,016	1,760	1,604
Total current assets	18,453	21,573	20,231
Property and equipment
Land	6,161	6,164	6,148
Buildings and improvements	33,694	32,985	32,133
Fixtures and equipment	6,744	6,407	5,892
Computer hardware and software	2,684	2,505	2,260
Construction-in-progress	2,245	1,257	944
Accumulated depreciation	(21,708)	(21,137)	(20,133)
Property and equipment, net	29,820	28,181	27,244
Operating lease assets	2,542	2,556	2,503
Other noncurrent assets	1,655	1,501	1,407
Total assets	$52,470	$53,811	$51,385
Liabilities and shareholders’ investment
Accounts payable	$14,891	$15,478	$12,632
Accrued and other current liabilities	5,905	6,098	5,600
Current portion of long-term debt and other borrowings	1,649	171	1,190
Total current liabilities	22,445	21,747	19,422
Long-term debt and other borrowings	13,453	13,549	11,589
Noncurrent operating lease liabilities	2,543	2,493	2,462
Deferred income taxes	1,862	1,566	1,146
Other noncurrent liabilities	1,575	1,629	1,906
Total noncurrent liabilities	19,433	19,237	17,103
Shareholders’ investment
Common stock	38	39	41
Additional paid-in capital	6,502	6,421	6,332
Retained earnings	4,421	6,920	9,200
Accumulated other comprehensive loss	(369)	(553)	(713)
Total shareholders’ investment	10,592	12,827	14,860
Total liabilities and shareholders’ investment	$52,470	$53,811	$51,385
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 460,236,393, 471,274,073 and 489,651,196 shares issued and outstanding as of July 30, 2022, January 29, 2022, and July 31, 2021, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Second Quarter Earnings — Page 7 of 11

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	July 30, 2022	July 31, 2021
Operating activities
Net earnings	$1,192	$3,914
Adjustments to reconcile net earnings to cash (required for) provided by operating activities:
Depreciation and amortization	1,329	1,300
Share-based compensation expense	122	138
Deferred income taxes	227	143
Gain on Dermstore sale	—	(335)
Noncash losses / (gains) and other, net	108	7
Changes in operating accounts:
Inventory	(1,418)	(606)
Other assets	(179)	3
Accounts payable	(784)	(311)
Accrued and other liabilities	(644)	(831)
Cash (required for) provided by operating activities	(47)	3,422
Investing activities
Expenditures for property and equipment	(2,523)	(1,338)
Proceeds from disposal of property and equipment	4	15
Proceeds from Dermstore sale	—	356
Other investments	1	(5)
Cash required for investing activities	(2,518)	(972)
Financing activities
Change in commercial paper, net	1,545	—
Reductions of long-term debt	(113)	(72)
Dividends paid	(842)	(676)
Repurchase of stock	(2,821)	(2,850)
Stock option exercises	2	5
Cash required for financing activities	(2,229)	(3,593)
Net decrease in cash and cash equivalents	(4,794)	(1,143)
Cash and cash equivalents at beginning of period	5,911	8,511
Cash and cash equivalents at end of period	$1,117	$7,368

Target Corporation Reports Second Quarter Earnings — Page 8 of 11

TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Six Months Ended
(unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Gross margin rate	21.5%	30.4%	23.5%	30.2%
SG&A expense rate	19.2	19.3	19.1	19.0
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.2	2.2	2.3	2.4
Operating income margin rate	1.2	9.8	3.3	9.8
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $181 million and $366 million of profit-sharing income under our credit card program agreement for the three and six months ended July 30, 2022, respectively, and $172 million and $343 million for the three and six months ended July 31, 2021, respectively.

Comparable Sales	Three Months Ended		Six Months Ended
(unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Comparable sales change	2.6%	8.9%	3.0%	15.3%
Drivers of change in comparable sales
Number of transactions (traffic)	2.7	12.7	3.3	14.8
Average transaction amount	0.0	(3.4)	(0.3)	0.5

Comparable Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Stores originated comparable sales change	1.3%	8.7%	2.3%	13.0%
Digitally originated comparable sales change	9.0	9.9	6.1	27.3

Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Stores originated	82.1%	83.0%	81.9%	82.3%
Digitally originated	17.9	17.0	18.1	17.7
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Six Months Ended
(unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Stores	96.6%	96.6%	96.6%	96.4%
Other	3.4	3.4	3.4	3.6
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

RedCard Penetration	Three Months Ended		Six Months Ended
(unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Target Debit Card	11.2%	11.6%	11.4%	11.9%
Target Credit Cards	8.9	8.7	8.8	8.6
Total RedCard Penetration	20.1%	20.3%	20.2%	20.4%
Note: Amounts may not foot due to rounding.

Target Corporation Reports Second Quarter Earnings — Page 9 of 11

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	July 30, 2022	January 29, 2022	July 31, 2021	July 30, 2022	January 29, 2022	July 31, 2021
170,000 or more sq. ft.	273	274	273	48,798	49,071	48,798
50,000 to 169,999 sq. ft.	1,521	1,516	1,510	190,734	190,205	189,624
49,999 or less sq. ft.	143	136	126	4,256	4,008	3,709
Total	1,937	1,926	1,909	243,788	243,284	242,131
(a)In thousands; reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Second Quarter Earnings — Page 10 of 11

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	July 30, 2022			July 31, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$0.39			$3.65	(89.2)%
Adjustments
Other (a)	$—	$—	$—	$(5)	$(4)	$(0.01)
Adjusted diluted earnings per share			$0.39			$3.64	(89.2)%

Reconciliation of Non-GAAP Adjusted EPS	Six Months Ended
	July 30, 2022			July 31, 2021
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share			$2.55			$7.82	(67.4)%
Adjustments
Gain on Dermstore sale	$—	$—	$—	$(335)	$(269)	$(0.54)
Other (a)	20	15	0.03	36	27	0.05
Adjusted diluted earnings per share			$2.59			$7.34	(64.8)%
Note: Amounts may not foot due to rounding.
(a)Other items unrelated to current period operations, none of which were individually significant.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Six Months Ended
(dollars in millions) (unaudited)	July 30, 2022	July 31, 2021	Change	July 30, 2022	July 31, 2021	Change
Net earnings	$183	$1,817	(89.9)%	$1,192	$3,914	(69.6)%
+ Provision for income taxes	34	553	(93.8)	274	1,065	(74.3)
+ Net interest expense	112	104	8.0	224	212	5.8
EBIT	$329	$2,474	(86.7)%	$1,690	$5,191	(67.4)%
+ Total depreciation and amortization (a)	650	633	2.8	1,329	1,300	2.3
EBITDA	$979	$3,107	(68.5)%	$3,019	$6,491	(53.5)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Second Quarter Earnings — Page 11 of 11

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	July 30, 2022	July 31, 2021
Operating income	$5,773	$8,611
+ Net other income / (expense)	54	346
EBIT	5,827	8,957
+ Operating lease interest (a)	88	84
- Income taxes (b)	1,282	1,918
Net operating profit after taxes	$4,633	$7,123

Denominator	July 30, 2022	July 31, 2021	August 1, 2020
Current portion of long-term debt and other borrowings	$1,649	$1,190	$109
+ Noncurrent portion of long-term debt	13,453	11,589	14,188
+ Shareholders' investment	10,592	14,860	12,578
+ Operating lease liabilities (c)	2,823	2,695	2,448
- Cash and cash equivalents	1,117	7,368	7,284
Invested capital	$27,400	$22,966	$22,039
Average invested capital (d)	$25,183	$22,502

After-tax return on invested capital	18.4%	31.7%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 21.7 percent and 21.2 percent for the trailing twelve months ended July 30, 2022, and July 31, 2021, respectively. For the twelve months ended July 30, 2022, and July 31, 2021, includes tax effect of $1.3 billion and $1.9 billion, respectively, related to EBIT, and $19 million and $18 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.